Exhibit 3.1.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

CATHAY BANCORP, INC.

Cathay Bancorp, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:

That Article Fourth (a) of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”) and 10,000,000 shares of Preferred Stock, par value of $.01 per share (“Preferred Stock”).”

SECOND:

That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Cathay Bancorp, Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by its duly authorized person this 15th day of October, 2003.

/s/ HENG W. CHEN
Name:	Heng W. Chen
Title:	Authorized Officer